EXHIBIT 10.14

SALARY CONTINUATION AGREEMENT WITH DANIEL M. BOYD

        THIS SALARY CONTINUATION AGREEMENT (this "Agreement") is made and entered into as of this 1st day of January, 2004, by and between Citizens South Bank, a federally chartered savings bank (the "Bank"), and Daniel M. Boyd, IV, its Executive Vice President (the "Executive").

        WHEREAS, the Executive has contributed substantially to the success of the Bank, and the Bank desires that the Executive continue in its employ,

        WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets,

        WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

        WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (ERISA). The Executive is fully advised of the Bank's financial status.

        NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.

                                    ARTICLE 1
                                   DEFINITIONS

        The following words and phrases used in this Agreement have the meanings specified.

        1.1 Accrual Balance means the liability that should be accrued by the Bank under generally accepted accounting principles (GAAP) for the Bank's obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody's, rounded to the nearest 1/4%. The initial discount rate is 8.50%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

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        1.2     Beneficiary means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

        1.3 Beneficiary Designation Form means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

        1.4 Change in Control shall have the same meaning specified in any severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank or between the Executive and Citizens South Banking Corporation, a Delaware corporation of which the Bank is a wholly owned subsidiary. If the Executive is not a party to a severance or employment agreement containing a definition of Change in Control, Change in Control means any of the following events occur:

        (a) Merger: Citizens South Banking Corporation merges into or consolidates with another corporation, or merges another corporation into Citizens South Banking Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Citizens South Banking Corporation immediately before the merger or consolidation,

        (b) Acquisition of Significant Share Ownership: after the date of this Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of Citizens South Banking Corporation's voting securities outstanding (but this clause (b) shall not apply to beneficial ownership of voting shares held by a subsidiary in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of Citizens South Banking Corporation or any subsidiary. For purposes of this Agreement, subsidiary means an entity in which Citizens South Banking Corporation beneficially owns 50% or more of the outstanding voting securities, whether Citizens South Banking Corporation owns the shares directly or owns the shares indirectly through an intermediate subsidiary,

        (c) Change in Board Composition. during any period of two consecutive years, individuals who constitute Citizens South Banking Corporation's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (c) each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

        (d) Sale of Assets: Citizens South Banking Corporation sells to a third party all or substantially all of Citizens South Banking Corporation's assets. For this purpose, sale of all or substantially all of Citizens South Banking Corporation's assets includes sale of the shares or assets of the Bank alone.

        1.5 Disability means the Executive suffers a sickness, accident or injury that is determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. At the Bank's request, the Executive must submit to the Bank proof of the carrier's or Social Security Administration's determination.

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        1.6     Early Termination means Termination of Employment before Normal
Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change in Control.

        1.7 Early Termination Date means the date on which Early Termination occurs.

        1.8     Effective Date means January 1, 2004.

        1.9 Good Reason shall have the same meaning specified in any employment or severance agreement existing on the date hereof or entered into hereafter by the Executive and the Bank or by the Executive and Citizens South Banking Corporation. If the term Good Reason is not defined in an employment agreement or severance agreement, it means:

                (a) a material reduction in Executive's title or responsibilities,

                (b) a reduction in base salary as in effect on the date of a Change in Control,

                (c) relocation of the Bank's principal executive offices, or requiring the Executive to change his principal work location, to any location that is more than 15 miles from the location of the Bank's principal executive offices on the date of this Agreement,

                (d) the adverse and substantial alteration in the nature and quality of the office space within which the Executive performs his duties, including the size and location thereof, as well as the secretarial and administrative support provided to the Executive,

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                (e)     the failure by the Bank to continue to provide the
        Executive with compensation and benefits substantially similar to those provided to the Executive under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit to which the Executive was entitled at the time of the Change in Control, or

                (f) the failure of the Bank to obtain a satisfactory agreement from any successor or assign of the Bank to assume and agree to perform this Agreement, as contemplated in Section 7.5 hereof.

        1.10 Intentional, for purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive's part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Bank.

        1.11    Normal Retirement Age means the Executive's 65th birthday.

        1.12 Normal Retirement Date means the later of the Normal Retirement Age or Termination of Employment.

        1.13    Plan Administrator means the plan administrator described in
Article 8.

        1.14 Plan Year means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

        1.15 Termination for Cause and "Cause shall have the same definition specified in any severance or employment agreement existing on the date hereof or entered into hereafter between the Executive and the Bank or between the Executive and Citizens South Banking Corporation. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive's employment for any of the following reasons:

        (a) the Executive's gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

        (b) disloyalty or dishonesty by the Executive in the performance of his duties, or a breach of the Executive's fiduciary duties for personal profit, in any case whether in his capacity as a director or officer, or

        (c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgement of the Bank causes material harm to the Bank or affiliates, or

        (d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank's judgement, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

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        (e)     the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank's blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

        (f) the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

        (g) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

        1.16 Termination of Employment means the Executive ceases to be employed by the Bank for any reason whatsoever, other than because of a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive's Termination of Employment, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

        1.17 Vesting, for purposes of this Agreement, including for purposes of determining the Executive's Early Termination benefit under Section 2.2, shall be determined as follows. The executive shall be 100% vested on his 65th birthday if Termination of Employment occurs on or after his 65th birthday. The executive shall be 75% vested on his 60th birthday if Termination of Employment occurs on or after his 60th birthday, vesting in additional 5% increments on his 61st through 65th birthdays provided he remains employed by the Bank on those dates. The Executive may not be more than 75% vested until his 61st birthday. The Executive is 0% vested as of the Effective Date. On January 1, 2005 and on January 1 of each Plan Year thereafter the Executive shall be vested in an additional 10% increment until he is 70% vested, provided the Executive remains employed by the Bank. On January 1 of each Plan Year after the year in which the Executive becomes 70% vested, he shall vest in an additional 1% increment until he is 75% vested or until he attains age 60, whichever first occurs, provided the Executive remains employed by the Bank. The vesting schedule is illustrated in Schedule A attached to this Agreement.

                                    ARTICLE 2
                                LIFETIME BENEFITS

        2.1 Normal Retirement Benefit. For Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

        2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $45,000. Beginning with the year after the year in which the Normal Retirement Date occurs, the amount of the annual benefit under this Section 2.1.1 shall be increased annually at a rate of 2% to offset inflation.

        2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning in the month immediately after the Executive's Normal Retirement Date. The Normal Retirement annual benefit shall be paid to the Executive for his lifetime.

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        2.2     Early Termination Benefit. After Early Termination, the Bank
shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

        2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the vested Early Termination annual benefit amount set forth on Schedule A for the Plan Year ending immediately before the Early Termination Date (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1). Beginning one year after payment of the Early Termination benefit commences, the amount of the annual benefit under this Section 2.2.1 shall be increased annually at a rate of 2% to offset inflation.

         2.2.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month, beginning with the month after the Normal Retirement Age. The annual benefit shall be paid to the Executive for his lifetime.

         2.3 Disability Benefit. After Termination of Employment because of Disability before Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

        2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability annual benefit amount set forth on Schedule A for the Plan Year ended immediately before the date on which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), without regard to vesting. Beginning one year after payment of the Disability benefit commences, the amount of the annual benefit under this Section 2.3.1 shall be increased annually at a rate of 2% to offset inflation.

        2.3.2 Payment of Benefit. Beginning with the month immediately after the Executive's Normal Retirement Age, the Bank shall pay the Disability benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for his lifetime.

        2.4 Change-in-Control Benefit. If the Executive's employment with the Bank terminates involuntarily within 12 months after a Change in Control, or if the Executive terminates employment voluntarily for Good Reason within 12 months after a Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement. However, no benefits shall be payable under this Agreement if the Executive's employment is terminated under circumstances described in Article 5 of this Agreement.

        2.4.1 Amount of Benefit: The benefit under this Section 2.4 is the Accrual Balance on the date Termination of Employment occurs, without regard to vesting.

        2.4.2 Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after Termination of Employment.

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        2.5     Change-in-Control Payout of Normal Retirement Benefit, Early
Termination Benefit, or Disability Benefit Being Paid to the Executive at the Time of a Change in Control. If a Change in Control occurs at any time during the salary continuation benefit payment period and if at the time of that Change in Control the Executive is receiving the benefit provided by Sections 2.1.2, 2.2.2, or 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Executive in a lump sum within three days after the Change in Control. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid, without regard to vesting.

        2.6 Petition for Payment of Normal Retirement Benefit, Vested Early Termination Benefit or Disability Benefit. If the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Executive may petition the board of directors to have the Accrual Balance (or vested Accrual Balance in the case of the Early Termination benefit) amount corresponding to that particular benefit paid to the Executive in a single lump sum. The board of directors shall have sole and absolute discretion about whether to pay the remaining Accrual Balance (or vested Accrual Balance in the case of the Early Termination benefit) in a lump sum. If the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

        2.7 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit amount due the Executive under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of the benefit set forth in the Agreement shall control.

                                    ARTICLE 3
                                 DEATH BENEFITS

        3.1 Death During Active Service. Except as provided in Section 5.2, if the Executive dies in active service to the Bank before the Normal Retirement Date, the Bank shall pay to the Executive's Beneficiary (a) an amount in cash equal to the Accrual Balance at the time of the Executive's death (without regard to vesting), and (b) the benefit described in the Split Dollar Agreement attached to this Agreement as Addendum A.

        3.2 Death after Termination of Employment. If the Executive dies after Termination of Employment and the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Bank shall pay to the Executive's Beneficiary (a) an amount in cash equal to the Accrual Balance (or vested Accrual Balance in the case of the Early Termination benefit) remaining at the time of the Executive's death, and (b) the benefit described in the Split Dollar Agreement attached to this Agreement as Addendum A; provided, however, that no benefits under this Agreement or under the Split Dollar Agreement shall be paid or payable to the Executive or the Executive's Beneficiary if this Agreement is terminated according to Article 5.

                                    ARTICLE 4
                                  BENEFICIARIES

        4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

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        4.2     Beneficiary Designation: Change. The Executive shall designate a
Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive's death.

        4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

        4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

        4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

                                    Article 5

                               General Limitations

        5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Termination of Employment is a result of Termination for Cause. Likewise, the Bank shall not pay any benefits under the Split Dollar Agreement attached to this Agreement as Addendum A, and the Split Dollar Agreement also shall terminate, if Termination of Employment is a result of Termination for Cause.

        5.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement or under the Split Dollar Agreement attached as Addendum A if the Executive commits suicide within two years after the date of this Agreement, or if the Executive makes any material misstatement of fact on any application or resume provided to the Bank or on any application for benefits provided by the Bank.

        5.3 Removal. If the Executive is removed from office or permanently prohibited from participating in the Bank's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

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        5.4     Default. Notwithstanding any provision of this Agreement to the contrary, if the Bank is in default or in danger of default, as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

        5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act section 13(c). 12 U.S.C. 1823(c). Rights of the parties that have already vested shall not be affected by such action, however.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

        6.1 Claims Procedure. A person or beneficiary (claimant) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

        6.1.1 Initiation Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

        6.1.2 Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

        6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                6.1.3.1 the specific reasons for the denial,

                6.1.3.2 a reference to the specific provisions of the Agreement on which the denial is based,

                6.1.3.3 a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                6.1.3.4 an explanation of the Agreement's review procedures and the time limits applicable to such procedures, and

                6.1.3.5 a statement of the claimant's right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

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        6.2     Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

        6.2.1 Initiation Written Request. To initiate the review, within 60 days after receiving the Bank's notice of denial the claimant must file with the Bank a written request for review.

        6.2.2 Additional Submissions Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Bank shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

        6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

        6.2.4 Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

        6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                6.2.5.1 the specific reason for the denial,

                6.2.5.2 a reference to the specific provisions of the Agreement on which the denial is based,

                6.2.5.3 a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

                6.2.5.4 a statement of the claimant's right to bring a civil action under ERISA section 502(a).

                                    ARTICLE 7
                                  MISCELLANEOUS

        7.1 Amendments and Termination. Subject to Section 7.14 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Bank and by the Executive, and (b) except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Bank and by the Executive.

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        7.2     Binding Effect. This Agreement shall bind the Executive, the
Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

        7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

        7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

        7.5 Successors; Binding Agreement. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank's failure to obtain an assumption agreement before effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the Change-in-Control benefit provided in Section 2.4.

        7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

        7.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

        7.8 Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

        7.9 Entire Agreement. This Agreement and the Split Dollar Agreement attached as Addendum A constitute the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

        7.10 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

        7.11 Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

        7.12 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

        (a)     If to the Bank, to:
                Board of Directors
                Citizens South Bank
                519 South New Hope Road
                Gastonia, North Carolina 28054-4040
                        Attention: Corporate Secretary

         (b)    If to the Executive, to:
                Daniel M. Boyd, IV
                Citizens
                           South Bank 519 South New Hope Road

                  Gastonia, North Carolina 28054-4040

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

        7.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the intention of the Bank that the Executive not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Bank as provided in this Section 7.13, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this
Section 7.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel's customary practices, up to a maximum aggregate amount of $25,000. The Bank's obligation to pay the Executive's legal fees provided by this Section 7.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank.

        7.14 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.14 shall become null and void effective immediately if a Change in Control occurs.

                                    ARTICLE 8
                           ADMINISTRATION OF AGREEMENT

        8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or person(s) as the board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

        8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

        8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

        8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

        8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

        IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Salary Continuation Agreement as of the date first written above.

EXECUTIVE:                           BANK:
                                     Citizens South Bank

/s/ Daniel M. Boyd, IV               By:  /s/ Kim S. Price
                                          --------------------------------------
                                     Its:  President

                                     And By: /s/ Paul L. Teem, Jr.
                                     Its: Executive Vice President and Secretary

                             BENEFICIARY DESIGNATION
                               CITIZENS SOUTH BANK
                          SALARY CONTINUATION AGREEMENT

        I, Daniel M. Boyd, IV, designate the following as beneficiary of any death benefits under this Salary Continuation Agreement

        Primary:

_____________________________________________________________.

        Contingent:

_____________________________________________________________.

        Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

        I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

        Signature:   /s/ Daniel M. Boyd, IV

        Date:        January 3, 2004

        Accepted by the Bank this 3rd day of January, 2004.

                By: /s/ Kim S. Price

                Print Name: Kim S. Price

                Title: President

                                   SCHEDULE A
                               CITIZENS SOUTH BANK
                          SALARY CONTINUATION AGREEMENT

                               DANIEL M. BOYD, IV

                                                                                                      VESTED EARLY
                                                                                                       TERMINATION
               PLAN YEAR              AGE AT                                                         ANNUAL BENEFIT
  PLAN           ENDING                PLAN            ACCRUAL BALANCE             PERCENT          PAYABLE AT NORMAL
  YEAR        DECEMBER 31,           YEAR END             8.50% (1)               VESTED (2)       RETIREMENT AGE (3)
--------   ------------------   ------------------   ------------------      ------------------    ------------------
    1            2004                   43           $            3,277                       0%   $                0
    2            2005                   44           $            7,133                      10%   $              399
    3            2006                   45           $           11,645                      20%   $            1,196
    4            2007                   46           $           16,899                      30%   $            2,391
    5            2008                   47           $           22,991                      40%   $            3,985
    6            2009                   48           $           30,028                      50%   $            5,978
    7            2010                   49           $           38,130                      60%   $            8,369
    8            2011                   50           $           47,428                      70%   $           11,159
    9            2012                   51           $           58,073                      71%   $           12,733
   10            2013                   52           $           70,229                      72%   $           14,347
   11            2014                   53           $           84,081                      73%   $           16,001
   12            2015                   54           $           99,832                      74%   $           17,694
   13            2016                   55           $          117,711                      75%   $           19,428
   14            2017                   56           $          137,970                      75%   $           20,923
   15            2018                   57           $          160,892                      75%   $           22,417
   16            2019                   58           $          186,787                      75%   $           23,911
   17            2020                   59           $          216,004                      75%   $           25,406
   18            2021                   60           $          248,926                      75%   $           26,900
   19            2022                   61           $          285,980                      80%   $           30,288
   20            2023                   62           $          327,431                      85%   $           33,875
   21            2024                   63           $          374,431                      90%   $           37,661
   22            2025                   64           $          426,933                      95%   $           41,646
               July 2026                65           $          460,451(5)                  100%   $           45,000
   23            2026                   65           $          457,839
   24            2027                   66           $          450,798
   25            2028                   67           $          442,184

            DISABILITY ANNUAL    CHANGE-IN-CONTROL    NORMAL RETIREMENT
             BENEFIT PAYABLE          BENEFIT          BENEFIT PAYABLE
  PLAN          AT NORMAL           PAYABLE IN         AFTER NORMAL
  YEAR     RETIREMENT AGE (3)       A LUMP SUM       RETIREMENT DATE (4)
--------   ------------------   ------------------   ------------------
    1      $            1,993   $            3,277   $                0
    2      $            3,985   $            7,133   $                0
    3      $            5,978   $           11,645   $                0
    4      $            7,970   $           16,899   $                0
    5      $            9,963   $           22,991   $                0
    6      $           11,956   $           30,028   $                0
    7      $           13,948   $           38,130   $                0
    8      $           15,941   $           47,428   $                0
    9      $           17,934   $           58,073   $                0
   10      $           19,926   $           70,229   $                0
   11      $           21,919   $           84,081   $                0
   12      $           23,911   $           99,832   $                0
   13      $           25,904   $          117,711   $                0
   14      $           27,897   $          137,970   $                0
   15      $           29,889   $          160,892   $                0
   16      $           31,882   $          186,787   $                0
   17      $           33,875   $          216,004   $                0
   18      $           35,867   $          248,926   $                0
   19      $           37,860   $          285,980   $                0
   20      $           39,852   $          327,431   $                0
   21      $           41,845   $          374,431   $                0
   22      $           43,838   $          426,933   $                0
           $           45,000   $          460,451   $                0
   23                                                $           18,750
   24                                                $           45,375
   25                                                $           46,283

                                                                                                      VESTED EARLY
                                                                                                       TERMINATION
               PLAN YEAR              AGE AT                                                         ANNUAL BENEFIT
  PLAN           ENDING                PLAN            ACCRUAL BALANCE             PERCENT          PAYABLE AT NORMAL
  YEAR        DECEMBER 31,           YEAR END             8.50% (1)               VESTED (2)       RETIREMENT AGE (3)
--------   ------------------   ------------------   ------------------      ------------------    ------------------
   26            2029                   68           $          431,840
   27            2030                   69           $          419,593
   28            2031                   70           $          405,256
   29            2032                   71           $          388,622
   30            2033                   72           $          369,469
   31            2034                   73           $          347,553
   32            2035                   74           $          322,609
   33            2036                   75           $          294,345
   34            2037                   76           $          262,449
   35            2038                   77           $          226,574
   36            2039                   78           $          186,348
   37            2040                   79           $          141,361
   38            2041                   80           $           91,167
   39            2042                   81           $           35,284
   40          July 2043                82           $                0

            DISABILITY ANNUAL    CHANGE-IN-CONTROL    NORMAL RETIREMENT
             BENEFIT PAYABLE          BENEFIT          BENEFIT PAYABLE
  PLAN          AT NORMAL           PAYABLE IN         AFTER NORMAL
  YEAR     RETIREMENT AGE (3)       A LUMP SUM       RETIREMENT DATE (4)
--------   ------------------   ------------------   ------------------
   26                                                $           47,208
   27                                                $           48,152
   28                                                $           49,115
   29                                                $           50,098
   30                                                $           51,100
   31                                                $           52,122
   32                                                $           53,164
   33                                                $           54,227
   34                                                $           55,312
   35                                                $           56,418
   36                                                $           57,546
   37                                                $           58,697
   38                                                $           59,871
   39                                                $           61,069
   40                                                $           36,036

        (1) Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the beginning of each month during retirement, beginning August 1, 2026.

        (2) For purposes of determining the Executive's Early Termination benefit under Section 2.2, vesting is determined as follows. The executive is 100% vested on his 65th birthday if Termination of Employment occurs on or after his 65th birthday. The executive is 75% vested on his 60th birthday if Termination of Employment occurs on or after his 60th birthday, vesting in additional 5% increments on his 61st through 65th birthdays provided he remains employed by the Bank on those dates. The Executive may not be more than 75% vested until his 61st birthday. The Executive is 0% vested as of the January 1, 2004 Effective Date of the Salary Continuation Agreement. On January 1, 2005 and on January 1 of each Plan Year thereafter the Executive becomes vested in an additional 10% increment until he is 70% vested, provided the Executive remains employed by the Bank. On January 1 of each Plan Year after the year in which the Executive becomes 70% vested, he becomes vested in an additional 1% increment until he is 75% vested or until he attains age 60, whichever first occurs, provided the Executive remains employed by the Bank.

        (3) The Early Termination benefit and the Disability benefit are calculated as an annual payment stream of the Accrual Balance (or vested Accrual Balance) that exists at the end of the year preceding the year in which Early Termination or Disability occurs, using a standard discount rate (8.50%). Under section 2.2.1 and section 2.3.1 of the Salary Continuation Agreement, the Early Termination benefit and the Disability benefit amount increase annually by 2% to offset inflation, beginning in the year after payment of the benefit commences. The Early Termination and Disability benefits continue for the Executive's lifetime and are included for illustrative purposes only.

        (4) The Normal Retirement annual benefit under section 2.1 of the Salary Continuation Agreement continues for the Executive's lifetime. This illustration merely shows the Normal Retirement annual benefit until the Executive attains age 82. The Normal Retirement annual benefit in 2026 consists of five monthly payments. The Normal Retirement annual benefit in 2043 consists of seven monthly payments. The illustrated Normal Retirement annual benefit figures reflect the annual 2% increase to offset inflation. Consistent with section 2.1.1 of the Salary Continuation Agreement, this illustration assumes that the 2% annual increase occurs in August of each year, beginning in August 2027.

        (5) Projected retirement occurs on July 24, 2026, with the first normal monthly retirement benefit paid on August 1, 2026.